                                                                    Exhibit 10.4

                                         [***] TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED



                   LICENSE, RESEARCH AND DEVELOPMENT AGREEMENT

      This License, Research and Development Agreement is made as of January 12, 2001, by and between DOV Pharmaceutical, Inc., a Delaware corporation having its principal place of business at 433 Hackensack Avenue, Hackensack, New Jersey, U.S.A. 07601 ("DOV"), and Biovail Laboratories Incorporated, a Barbados corporation whose head office is located at Chelston Park, Building 2, Collymore Rock, St. Michael BH1, Barbados, West Indies ("BIOVAIL").

                                    RECITALS

      WHEREAS, DOV owns the DOV Patent and has represented to Biovail that DOV has acquired and developed expertise, proprietary know-how and technology relating to extended release formulations of diltiazem;

      WHEREAS, Biovail has represented to DOV that it has acquired and developed expertise, know-how and technology relating to the formulation of controlled release medicines, including diltiazem, and has expertise in the commercialization of such medicines throughout the world;

      WHEREAS, DOV and Biovail have agreed to work together to formulate, research, clinically develop, manufacture, obtain marketing authorization and market the Products on the terms set forth in or contemplated to be established pursuant to this Agreement;

      WHEREAS, Biovail desires to obtain, and DOV is willing to grant to Biovail, an exclusive license under the DOV Intellectual Property on the terms and conditions set forth in this Agreement;

      NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

                       ARTICLE I - INTRODUCTORY PROVISIONS

      SECTION 1.1. DEFINED TERMS. THE FOLLOWING TERMS, WHEN USED IN CAPITALIZED FORM IN THIS AGREEMENT, SHALL HAVE THE MEANINGS SET FORTH BELOW:

                  (a) "AFFILIATE" when used with reference to a Party means any entity controlling, controlled by or under common control with such Party. For purposes hereof, "CONTROL" shall mean ownership, directly or indirectly, of more than 50% of the securities having the right to vote for election of directors in the case of a corporation, and more than 50% of the beneficial interest in the capital in the case of an entity other than a corporation. Affiliate shall also include a joint venture partner.

                  (b) "AGREEMENT" means this license, research and development agreement including all schedules and exhibits thereto; and "HEREOF," "HERETO" and


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      "HEREUNDER" and similar expressions mean and refer
      to this Agreement and not solely to any particular article or section hereof.

                  (c) "BEST EFFORTS" means those efforts including incurrence of expensesdirected toward a determined objective that would be made by a reasonably prudent company acting in good faith and in the exercise of reasonable commercial judgment with reference to the practice, process and speed normally found in the pharmaceutical industry.

                  (d) "CALENDAR QUARTER" means each three-month period ending on March 31, June 30, September 30 and December 31.

                  (e) "COMMITTEE" has the meaning set forth SECTION 3.2(a) of this Agreement.

                  (f) "CONFIDENTIAL INFORMATION" means all information and data, in any form, including any information or data on chemical structures, unpublished clinical trial results, diagnoses, mechanisms of action, analytical techniques, chemical syntheses, manufacturing processes, markets, customers, suppliers, patents or patent applications, inventions, know-how, trade secrets, products, procedures, designs, formulas, business plans, financial projections, and other aspects of a Party's present or future business, the secrecy of which confers a competitive advantage upon that Party or that is clearly marked by such Party as confidential.

                  (g) "DEVELOPMENT COSTS" means those expenses and costs approved by the Committee for the development of the Product including those costs and expenses:

                        (i) incurred by DOV in connection with the performance of DOV obligations under the Development Program (including overhead allocated in accordance with generally accepted accounting principles but without further mark-up); and

                        (ii) incurred by or to be charged to Biovail in connection with the conducting of clinical trials pursuant to SECTION 3.4.

                  (h) "DEVELOPMENT PROGRAM" has the meaning set forth in SECTION 3.2(b) of this Agreement.

                  (i) "DOV INTELLECTUAL PROPERTY" means the DOV Know-How and the DOV Patent.

                  (j) "DOV KNOW-HOW" means all Confidential Information furnished by DOV pursuant to SECTION 2.3 that is owned or controlled by or licensed (with right of or consent to sublicense) to DOV as of the date hereof or at anytime during the term of


                                       2
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      this Agreement, including Improvements, and that is necessary to or useful in the formulation, development, manufacture, use or sale of the Product.

                  (k) "DOV PATENT" means, subject to SECTION 7.1, that patent for extended release formulation of diltiazem hydrochloride, U.S. patent no. 6,162,463, issued to Arnold Lippa on December 19, 2000, and assigned to DOV, any continuations, continuations in part, re-issues or extensions of that patent, and all corresponding foreign patents and patent applications.

                  (l) "FDA" means the United States Food and Drug Administration or any successor thereto.

                  (m) "FORCE MAJEURE" has the meaning set forth in SECTION 11.1 of this Agreement.

                  (n) "IMPROVEMENTS" means any discoveries, inventions, formulations, processes, methods, know-how, techniques, formulae, compositions, compounds, or applications etc., relating to the DOV Intellectual Property made by or licensed to DOV or Biovail during the term of this Agreement.

                  (o) "MANUFACTURE" means to process, prepare, make, test, package or label the Product, and "MANUFACTURING" and "MANUFACTURED" have a corresponding meaning.

                  (p) "MARKET" means to promote, distribute, test, market, advertise, sell or offer to sell, and "MARKETING" and "MARKETED" have a corresponding meaning.

                  (q) "MARKETING AUTHORIZATION" means any authorization that is legally required under applicable laws, regulations or administrative decisions to Manufacture or Market the Product in any country including any governmental price approval or reimbursement approved under a national health insurance system.

                  (r) "NET SALES" means the gross sale price of all Products sold by Biovail, its Sublicensees and their respective Affiliates to arm's length purchasers, as reflected in invoices issued by all such sellers during the period in question, but excluding sales by Biovail to an Affiliate or Sublicensee for resale to such purchasers, and further excluding the price of samples sold by Biovail to an Affiliate or Sublicensee, less

                        (i) royalties not to exceed [***]%, except with the approval of DOV not unreasonably withheld, payable by Biovail to persons other than DOV and Biovail Affiliates in respect of the Products;

                        (ii) credit for returns, including withdrawals and recalls;


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[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange
Commission.


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                        (iii) sales rebates or price adjustments allowed or
                              paid;

                        (iv) distributors', wholesalers' or trade discounts or rebates, and rebates actually paid to customers for distribution services;

                        (v)   transportation charges separately itemized;

                        (vi) volume discounts to the extent not reflected in the invoiced price;

                        (vii) sales, value-added and other taxes payable by the
                              buyer and included in the invoiced price; and

                       (viii) customs duties related to such sales.

                  (s) "PARTY" means, as the context requires, DOV or Biovail, and "PARTIES" means both of them.

                  (t) "PRODUCT" means any extended release formulation of diltiazem using or based upon, directly or indirectly, the DOV Intellectual Property, but in all instances using or based upon, directly or indirectly, a valid claim of the DOV Patent or any other patent covered by ARTICLE VII, and when used herein, the phrase "THE PRODUCT" refers to the Product in question.

                  (u) "REGULATORY AUTHORITY" means, in respect of any country, any agency responsible for the issuance of Marketing Authorizations for pharmaceutical products manufactured or marketed in or sold from that country.

                  (v) "SUBLICENSEE" means any person sublicensed by Biovail under this Agreement to Manufacture and/or Market the Product, and "SUBLICENSE" has a corresponding meaning.

                  (w) "SUPPORTING DATA" means all data and information owned or controlled by either Party relating to (i) the pharmacological or toxicological properties of any Product, (ii) any pre-clinical or clinical testing and experience in relation to any Product and (iii) the chemical composition, manufacturing processes and quality control testing of any Product, to the extent reasonably required for purposes of any application for Marketing Authorization. Supporting Data shall also include copies of annual reports, integrated study reports, protocols for clinical research and pre-clinical studies, protocol changes and amendments, safety data, contract research organization databases, case report forms and access to patient records, toxicity, safety and metabolism reports and data, and pharmacokinetic data and reports owned or controlled by DOV or a sublicensee of DOV and relating to any Product that would be useful for a person pursuing clinical research and regulatory approval, or that would typically be part of any submission to a Regulatory Authority for the purpose of obtaining approval of a Product for the indication in question.

                           ARTICLE II - LICENSE TERMS

      SECTION 2.1. LICENSE GRANT TO BIOVAIL. Subject to the terms and conditions of this Agreement, DOV hereby grants to Biovail an exclusive, worldwide license under the DOV Intellectual Property including an exclusive license to all substantial rights under the DOV Patent to Manufacture and Market the Product in the field, with a right to grant Sublicenses in accordance with SECTION 2.2. Such license includes the right to bring or defend any legal action considered necessary by Biovail to protect its interest under the DOV Intellectual Property. For purposes of this SECTION 2.1, "FIELD" means drug formulations for the treatment, including suppression of angina and hypertension, of any disease or medical condition.

            SECTION 2.2. SUBLICENSES.

                  (a) The rights granted to Biovail by this Agreement include the right, subject to SECTION 2.2(b), to grant to any Affiliate of Biovail or any third party financially capable of carrying out its obligations hereunder, on notice in writing to DOV, sublicense rights of the same (except for the right to grant further sublicenses) or narrower scope as the license granted to Biovail pursuant to SECTION 2.1, provided that such Sublicensee agrees to be bound by this Agreement.

                  (b) Biovail shall not Sublicense the rights under the DOV Intellectual Property granted pursuant to SECTION 2.1 unless Biovail gives DOV notice of the identity of the Sublicensee at least 14 days prior to the grant of the Sublicense with the right of DOV to object to such Sublicensee within 7 days and to have its objections taken into account in good faith, and provided that the Sublicense is in writing and (i) includes provisions that, in Biovail's good faith business judgment, require the Sublicensee to use Best Efforts to bring the subject matter of the Sublicense into commercial use as quickly as is reasonably possible;
      (ii) provides for payments to Biovail that, in Biovail's good faith business judgment, are commercially reasonable amounts for the rights granted; and (iii) prohibits further Sublicensing except with DOV's prior written consent.

                  (c) At the request of Biovail, and provided that its objections if any were taken into. account in good faith, DOV shall confirm to any such Sublicensee the fact that Biovail has the authority to grant such a Sublicense.

      SECTION 2.3. TRANSFER OF THE DOV PATENT, SUPPORTING DATA AND DOV KNOW-HOW. No later than 15 days after the date hereof, DOV shall provide to Biovail copies of the DOV Patent, any Supporting Data then in the possession of DOV, and any DOV Know-How, that has not previously been furnished to Biovail.


                                       5
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                 ARTICLE III - PRODUCT FORMULATION, RESEARCH AND
                                   DEVELOPMENT

      SECTION 3.1. PRODUCT DEVELOPMENT. Biovail and DOV shall use their joint Best Efforts to develop a Product in accordance with the provisions of this Agreement. Subject to the other provisions of this Agreement and to the establishment of the Development Program:

                  (a) Biovail shall be responsible for the development of formulations of the Product in accordance with SECTION 3.3. DOV shall provide to Biovail all its technical expertise reasonably required by Biovail for that purpose.

                  (b) Provided that Biovail has developed formulations of the Product that meet Committee approval, DOV shall be responsible for conducting of clinical testing of the Product in accordance with SECTION 3.4.

                  (c) Provided that DOV has successfully completed the required clinical testing of the Product, Biovail shall be responsible for the preparation, filing and prosecution of Marketing Approvals in accordance with the provisions of ARTICLE VI of this Agreement.

      SECTION 3.2. JOINT OVERSIGHT COMMITTEE.

                  (a) Within 60 days of the date hereof, the Parties shall form a joint oversight committee (the "COMMITTEE") to manage their collaborative efforts with respect to the Products. The Committee shall be comprised of an equal number of not less than two members designated by each of DOV and Biovail, and shall meet on a regular basis, no less than quarterly; at locations alternating between DOV and Biovail or any Affiliate of Biovail, or at such other facility or location as may be agreed to by the Parties. Major decisions of the Committee, including all budget and other financial decisions, shall be taken by a majority vote of all members of the Committee whether present or not.

                  (b) The Committee shall establish a detailed development program (the "DEVELOPMENT PROGRAM") for the Products, to be consistent with the provisions of this Agreement and mutually agreed to by DOV and Biovail, within 60 days after its formation. The Development Program shall allocate responsibilities consistent with this Agreement with respect to all facets of formulation, research and clinical development of the Product and shall include budgets and timelines therefor to be updated annually or more frequently as required.

                  (c) Biovail shall report regularly to the Committee, and take into account to the extent practicable its comments, with respect to the status of applications for Marketing Authorizations, and with respect to the Manufacturing and Marketing of the Product once those authorizations are obtained.


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      SECTION 3.3. PRODUCT FORMULATION. As soon as reasonably possible after (i)
DOV has complied with its obligations under SECTION 2.3 and (ii) the Committee has established and approved timelines and budgets within the Development
Program for the development of the Product, Biovail shall at its expense commence the development of formulations of the Product in all required dosage strengths. DOV shall provide to Biovail such assistance in the development of such formulations as Biovail may reasonably require.

      SECTION 3.4. CLINICAL DEVELOPMENT AND FUNDING. Provided that Biovail has successfully completed the development of formulations of the Product pursuant to SECTION 3.3, the Committee shall establish budgets within the Development Program for pre-clinical and clinical development studies and trials necessary to obtain Marketing Authorization for the Product. DOV shall, subject to receipt of Biovail's expense advances provided for in this SECTION 3.4, use its Best Efforts to carry out all such pre-clinical and clinical development trials. Biovail shall make quarterly payments to DOV in advance, in accordance with
SECTION 5.6, in the amount of Development Costs expected to be incurred by DOV in each Calendar Quarter, as set forth in the budgets included in the Development Program. Any overpayment by Biovail shall be credited to Biovail and applied to the quarterly payment following determination of such credit. Biovail's obligation under this SECTION 3.4 to fund the Development Costs without contribution from DOV shall be capped at $6 million for the clinical development of one indication, either anti-angina or suppression of hypertension, for the first Product chosen by the Committee for clinical development and any additional funding required for any other indication pursuant to the Development Program and approved by the Committee shall be borne equally by DOV and Biovail. If either Biovail or DOV fails to meet its payment obligations under this SECTION 3.4, DOV or Biovail, as the case may be, may, without waiver of its rights under SECTION 12.2, conditionally contribute the defaulting Party's contribution, in which case the royalties payable pursuant to
SECTION 5.3 shall be [***] in the case of DOV or [***] in the case of Biovail to the extent necessary to match at [***]% per annum the extra contribution made by the non-defaulting Party.

      SECTION 3.5. USE OF BIOVAIL'S CONTRACT RESEARCH DIVISION. DOV, acting as contract research organization, shall use Biovail's contract research division and phase 1 facility at Biovail's normal commercial rates for required clinical development studies and trials contemplated by SECTION 3.4, unless it is determined by the Committee that such development work can be conducted in a qualified manner by another company at lower rates, in which case DOV shall contract with such company to conduct such developmental work in accordance with a budget to be approved by the Committee.

      SECTION 3.6. NONCOMPETITION. Neither Biovail nor DOV shall, nor shall either permit any Affiliate or sublicensee to, formulate, research, develop, obtain Marketing Authorizations, Manufacture or Market, itself or with any third party, any compound covered by the DOV Intellectual Property, provided that Biovail or any such Affiliate or Sublicensee may carry out such activities, itself or with any third party, with respect to those compounds containing extended release formulations of diltiazem, but not using any improvement to the DOV Intellectual Property, that are currently being marketed by such entity or are in development as of the date hereof [***] drug currently being developed by Biovail or any Affiliate or Sublicensee and furnished to DOV in writing as soon as practicable but no later than 30 days after the date


----------
[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

hereof. All such information provided by Biovail to DOV pursuant to this SECTION
3.6 shall be deemed to be Confidential Information.

                 ARTICLE IV - PRODUCT MARKETING AND MANUFACTURE

      SECTION 4.1. EFFORTS TO COMMERCIALIZE. Provided that there are no legal or regulatory impediments to any application for Marketing Authorization, and further provided that each of Biovail and DOV have successfully completed the development of a Product pursuant to ARTICLE III, Biovail shall use its Best Efforts to obtain Marketing Authorization for that Product. Once Marketing Authorization has been obtained for a Product, Biovail shall at its expense use its Best Efforts to Manufacture and Market such Product provided that it is then commercially reasonable to do so. Biovail shall not be obligated to Manufacture or Market the Product if it is not protected by a valid claim under the DOV Patent.

      SECTION 4.2. DOV PROMOTION OPTION. DOV shall have the right upon notice to Biovail to co-promote any Product using its own resources or a third party sales force. Such copromotion shall be subject to the terms of a separate co-promotion agreement between the Parties negotiated in good faith. If DOV has the right pursuant to 12.2(a) to terminate it may, in lieu of such right, and following the grant of Marketing Authorization promote the Product itself or through Affiliates or sublicensees independent of a separate co-promotion agreement, provided that in such case DOV shall pay to Biovail a royalty of [***]% of Net Sales of the Product.

      SECTION 4.3. COMPLIANCE WITH LAWS. Biovail shall ensure that the Marketing, promotion and sale of the Products complies with the requirements of any applicable Marketing Authorization, and with all other applicable legal and regulatory requirements.

      SECTION 4.4. PATENT MARKING. Biovail shall mark and cause any Affiliate or Sublicensee to mark the Product Manufactured or Marketed by it or them with any notice of patent rights necessary or desirable under applicable legal and regulatory requirements to enable the patent rights to be enforced to the maximum degree in any country where the Product is Manufactured or Marketed.

                ARTICLE V - LICENSE FEE, MILESTONES AND ROYALTIES

      SECTION 5.1. LICENSE FEE. In addition to amounts specified in SECTION 3.4, Biovail shall pay to DOV, in consideration of the exclusive rights granted to Biovail by this Agreement, a fee of U.S. $7,500,000 upon execution and delivery of this Agreement.

      SECTION 5.2. MILESTONE PAYMENTS. In further consideration of the exclusive rights granted to Biovail by this Agreement, Biovail shall pay to DOV the following milestone payments upon the attainment of the events set forth below, not to exceed $10 million in the aggregate. Such payments shall be made once with respect to events nos. 1(a) and 1(b) and once with respect to event no. 2, each within 30 days after the occurrence of the applicable event:

----------
[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.


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
                                                                      Amount
                         Event                                    (U.S. Dollars)
                         -----                                    --------------
      1(a). If the indication developed is for the
      treatment of angina, clinical demonstration
      of statistically significant superiority for
      suppression of angina for all required strengths
      of the Product over currently marketed
      extended release diltiazem formulations                        [***]

      1(b). If the indication developed is for
      the treatment of hypertension, upon clinical
      demonstration of net overall statistical equivalency
      for suppression of hypertension for all required strengths of the Product over currently marketed extended
      release diltiazem formulations                                 [***]

      2. Upon the grant of Marketing Authorization in
      the United States of America                                   [***]

      SECTION 5.3. ROYALTIES. Biovail shall pay to DOV a royalty in respect of all Net Sales of each Product, at the following royalty rates:

                  (a) [***] % of the Net Sales of the Product made by Biovail or an Affiliate, and

                  (b) [***] % of the Net Sales of the Product by a non-Affiliated Sublicensee,

provided that royalties shall not be payable to DOV in respect of sales of currently marketed [***] or any modifications to any of those products resulting solely from changes or variations in, or modifications to, the manufacturing processes by which any of them is made.

      SECTION 5.4. REPORTS AND ERRORS.

                  (a) Each royalty payment shall be accompanied by a report and signed by an authorized senior officer of Biovail for the applicable period setting forth, in reasonable detail, and with itemized deductions, the quantity of the Product sold, used, or otherwise disposed of, Net Sales of the Product including the accounting determinations leading thereto and the calculated royalty payable for the period. Biovail shall keep and shall cause its Affiliates or sublicensees to keep accurate records and books of account of all Product manufactured and sold.


----------
[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

                  (b) Upon 10 days' prior notice to Biovail and during normal business hours, but not more frequently than twice per year, DOV may cause an independent auditor paid for and selected by DOV (which selection shall be reasonably acceptable to Biovail) to inspect such records and books of Biovail and any Affiliate or Sublicensee marketing Products at their respective facilities for the three-year period immediately preceding the date of inspection to verify the correctness of the reports given to DOV under SECTION 5.4(a). Only one audit may be conducted in respect of any Calendar Quarter. The auditor's report shall be confined to the matters required to be reported by Biovail to DOV pursuant to SECTION 5.4(a). If the auditor determines that actual Net Sales exceed 105% of Net Sales reported, Biovail shall reimburse DOV for the costs of the audit.

                  (c) If such an audit determines that an error in the royalty calculation and payment by Biovail has been made, DOV shall immediately notify Biovail of the nature of the error and if (i) the error has resulted in an underpayment of royalty by Biovail, it shall pay the balance due within 10 days of its receipt of notice from DOV, and (ii) if the error has resulted in an overpayment of royalty by Biovail, DOV shall so advise Biovail, which may deduct it from the next quarterly payment, provided that if such overpayment exceeds $10,000, DOV shall within 10 days return the overpayment to Biovail.

      SECTION 5.5. TAXES. Biovail, if required so to do by any applicable tax law, may deduct any governmental withholding tax required to be deducted by it on payment of royalties under SECTION 5.3 or on payment of any of the Development Costs set out in SECTION 3.4, but shall account to the relevant tax authorities for the sum so deducted and provide DOV with proof of such payment from such authorities. Biovail shall provide reasonable assistance to DOV in securing any benefits available to DOV with respect to governmental tax withholdings by any relevant law or double tax treaty.

      SECTION 5.6. PAYMENTS. All payments hereunder shall be made in U.S. dollars and by wire transfer to a bank account designated by DOV. For purposes of determining the amount of Net Sales during any Calendar Quarter, all sales in each other currency during such quarter shall be converted into dollars at the rate in effect at the time such payment is due and payable hereunder, as then reported by the Wall Street Journal. Any overdue amounts hereunder shall bear interest at the lesser of 8% per annum and the maximum legal interest rate.

                         ARTICLE VI - REGULATORY MATTERS

      SECTION 6.1. MARKETING AUTHORIZATIONS. Biovail shall be responsible for obtaining all Marketing Authorizations for the Product as the Committee may determine should be obtained, in Biovail's own name and at its own expense. To the extent permitted by law, DOV shall promptly take all necessary actions with the applicable Regulatory Authorities to name Biovail as the applicant on all active investigatory new drug applications, new drug applications or abbreviated new drug applications for the Products and shall provide Biovail with a right of reference and access to any and all Supporting Data owned or controlled by DOV, solely for Biovail's regulatory purposes.

      SECTION 6.2. OTHER INFORMATION AND DATA. Each Party shall provide to the other Party complete and accurate copies of all documentation containing Supporting Data, adverse experience data (as defined below) and other data relating to the Products prepared or acquired by such Party or any of its respective Affiliates or sublicensees during the term of this Agreement. Copies of Supporting Data shall be forwarded within 30 days after prepared or acquired. Copies of adverse experience data shall be forwarded by facsimile or courier as quickly as may be necessary to permit the recipient to comply with any applicable legal requirements and in no event later than the earlier of 7 calendar days after such data is prepared or acquired and the date such data is provided to any Regulatory Authority. As used herein, the phrase "ADVERSE EXPERIENCE DATA" shall mean all data concerning any serious or unexpected adverse effects, sideeffects and contraindications of any Product that come to the attention of either Party, its Affiliates or sublicensees and of such a nature and magnitude that it is required under the laws of the country to be collected, maintained and reported to the appropriate Regulatory Authority.

                       ARTICLE VII - INTELLECTUAL PROPERTY

      SECTION 7.1. JOINT IMPROVEMENTS. Any Improvement resulting from the Parties' joint efforts under this Agreement (including an invention in which one or more inventors from DOV and Biovail, including individuals normally obliged to assign an invention to a Party, have made an inventive contribution as determined by U.S. patent law), and any patents issuing in respect of any such invention, shall be issued in the name of Biovail but shall be jointly and co-equally owned by DOV and Biovail and Biovail shall provide such documentation relating to DOV's coownership as may be reasonably requested. No such patent may be licensed to any other person without the consent of Biovail. All such patents and patent applications shall be deemed to be a DOV Patent for all purposes of this Agreement.

      SECTION 7.2. IMPROVEMENTS MADE BY OR FOR ONE PARTY. Any Improvement under this Agreement that is made by one of the Parties without the assistance of the other, and any patents issued in respect of any such invention, shall be owned by the Party making that Improvement. The Parties shall negotiate in good faith for the inclusion in the license grant hereunder of any such patent owned by DOV. Neither Party shall use a patent applied for by it prior to the Marketing of the Product by Biovail to interfere with such Marketing.

      SECTION 7.3. PATENT PROTECTION. Biovail shall use Best Efforts in the preparation, prosecution and maintenance (subject to SECTION 7.4 and SECTION 7.6) of any patents and any patent applications relating to any Product (including any joint inventions as set forth in SECTION 7.1) that the Committee elects to file and prosecute including any revisions, continuations, divisions or re-issues. Biovail shall provide to DOV copies of relevant patent documents within 30 days of Biovail receiving such documents. The cost of the preparation, filing and prosecution of any patent application that the Committee determines should be filed shall be borne equally by DOV and Biovail. Each Party shall ensure that its employees and consultants assign to it all patent rights relating to any inventions. With regard to any patent application based upon Improvements pursuant to SECTION 7.1 that the Committee determines not to file, the Parties shall negotiate in good faith as to which Party will be entitled to file such application and on what terms, and with regard to any patent application for Improvements pursuant to SECTION 7.2, the

Party responsible for such Improvement may at its own expense prepare, file and prosecute any patent application.

      SECTION 7.4. PATENT INFRINGEMENT ALLEGATIONS.

                  (a) If any person alleges that the practice of the DOV Intellectual Property or any portion thereof or that the Manufacture or Marketing of any Product infringes any patent or any other intellectual property rights of any other person, Biovail shall defend against any such action including by defending the DOV Patent in the United States and elsewhere from any attacks, affirmative defenses, counterclaims, and declaratory judgment actions relating in any way to the DOV Patent. DOV shall cooperate fully with Biovail at DOV's own expense in the defense of any such claim or action.

                  (b) Any recovery from any such action shall first be applied in satisfaction of expenses and legal fees incurred by the Parties in connection with the action, and any balance remaining from any such recovery shall be divided between the Parties pro rata according to the losses incurred by the Parties by reason of the infringement.

      SECTION 7.5. FAILURE TO DEFEND. If Biovail fails to defend against any claim or action as provided in SECTION 7.4 within the lessor of 60 days and the time required for response after receipt of any process or claim, DOV shall, subject to Biovail's consent, not to be unreasonably withheld, have the option to defend such action at its own expense provided that Biovail shall cooperate fully with DOV in the defense of any such action.

      SECTION 7.6. ENFORCEMENT OF DOV PATENT. Each of Biovail and DOV shall immediately report to the other any infringement or any unauthorized use or misuse of the DOV Intellectual Property that may come to its attention. Biovail shall have the exclusive right to enforce the DOV Patent against others, including the exclusive right to sue others for past, present and future infringements of the DOV Patent, including the right to seek injunctions and/or money damages, and to seek any other legal or equitable remedy authorized by law, to protect the invention covered by the DOV Patent against violation by third parties, to commence and prosecute any action or proceeding in respect of any such infringement of the DOV Patent or misappropriation, and if necessary may do so in the name of DOV. Biovail's attorneys shall represent both DOV and Biovail in any such litigation, and Biovail shall have sole control over any such litigation. DOV may retain its own attorneys at its own expense to advise DOV with respect to Biovail's conduct of the litigation. DOV shall fully co-operate with Biovail at the expense of Biovail and execute such documents and do such acts and things as, in the opinion of Biovail, may be necessary or desirable. If Biovail fails within a reasonable time, not to exceed 90 days, to take appropriate steps against that infringement or misappropriation, DOV shall be entitled to take such reasonable steps against such infringement or misappropriation for the protection of Biovail's and/or DOV's rights, and if necessary may do so in the name of and on behalf of Biovail.

      SECTION 7.7. REIMBURSEMENT OF LITIGATION COSTS. DOV shall, upon receipt of all communications relative to such claims or proceedings including all pleadings and an itemized accounting for all legal costs and expenses for which reimbursement is requested by Biovail, reimburse Biovail for legal fees and disbursements incurred pursuant to SECTIONS 7.4 or 7.6, up to a maximum of $1.5 million.

                   ARTICLE VIII - REPRESENTATIONS & WARRANTIES

      SECTION 8.1. BY DOV. DOV hereby represents and warrants to Biovail as follows, but disclaiming all other warranties, express or implied, including any implied warranty of merchantability, manufacturability and fitness for a particular purpose:

                  (a) DOV has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power to conduct the business contemplated by this Agreement. DOV has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated thereby, by DOV have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by DOV and constitutes the legal, valid and binding obligation of DOV, enforceable against DOV in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by DOV do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, give rise to any right of termination under, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body under the provisions of DOV's articles of incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which DOV is a party or of any law, statute, rule or regulation or order, judgment or decree to which DOV is subject.

                  (d) DOV (i) is the owner of the entire right, title and interest in and to, the DOV Intellectual Property, free and clear of any liens or encumbrances and (ii) has not assigned or granted a license to the DOV Intellectual Property to, or entered into any inconsistent prior obligations with, any other person or entity that would restrict or impair the rights granted hereunder.

                  (e) To its knowledge (i) the DOV Patent is not currently infringed by any third party and (ii) the manufacture, use or sale of the Product will not infringe any patent, property or proprietary rights of any third party with respect to its use of the DOV Intellectual Property.

                  (f) DOV has not received any notice from any person or entity claiming to have any right, title or interest in or to the DOV Intellectual Property and to its knowledge there is no reason to expect that any such notice is forthcoming. To DOV's knowledge, there have been no third party claims asserted that would challenge or impair the license of the rights granted to Biovail herein including any claims based upon patent, copyright or trade secret laws nor to the knowledge of DOV are any such claims likely, nor is there any valid basis for any such claim.

                  (g) To DOV's knowledge there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting DOV at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that may materially adversely affect DOV or the DOV Intellectual Property.

                  (h) To DOV's knowledge all information known to the inventor to be material to the patentability of the claims is disclosed in the DOV Patent and that the best mode contemplated by the inventor of carrying out the invention is set forth therein.

                  (i) To DOV's knowledge all the prior art that the inventor named in the DOV Patent may be aware and which may be material to the patentability of the Product has been disclosed to the United States Patent and Trademark Office during the prosecution of the DOV Patent.

                  (j) All Supporting Data to be supplied to Biovail or provided at the request of Biovail will, at the time the information is disclosed, accurately reflect the results of the tests and studies performed on the Product.

      SECTION 8.2. BY BIOVAIL. Biovail hereby represents and warrants to DOV as follows:

                  (a) Biovail has been duly organized and is validly existing as a corporation under the laws of Barbados, with corporate power to conduct the business contemplated by this Agreement. Biovail has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Biovail have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Biovail and constitutes the legal, valid and binding obligations of Biovail, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Biovail do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of Biovail's articles of incorporation or memorandum of association or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which either is a party, or of any law, statute, rule or regulation or order, judgment or decree to which Biovail is subject.

                  (d) Biovail has sufficient rights with respect to Cardizem CD and Tiazac to enable the reformulation and Marketing upon Committee determination of each such drug using the DOV Patent.

                          ARTICLE IX - INDEMNIFICATION

      SECTION 9.1. INDEMNIFICATION BY BIOVAIL. Biovail shall indemnify, defend and hold harmless DOV and its Affiliates from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding made or brought by a third party against DOV arising under or resulting from or occurring as a result of (a) any breach of the representations and warranties set forth in SECTION 8.2; (b) any research, development, testing, Manufacture, importation, use, offer for sale, sale or other distribution of any Product by Biovail or any of its Affiliates or sublicensees (including product liability claims); or (c) failure of Biovail or any of its Affiliates, contract manufacturers or Sublicensees to comply with any provision of this Agreement, or with any applicable law, regulation or administrative decision relating to any Product, except in each case to the extent caused by the negligence or willful misconduct of DOV, provided that such indemnification shall not apply to the extent the liability (i) results from the invalidity of the DOV Patent or third-party ownership of DOV Know-How or (ii) is based upon entering into including execution and delivery of this Agreement.

      SECTION 9.2. INDEMNIFICATION BY DOV. DOV shall indemnify, defend and hold harmless Biovail and their Affiliates from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding made or brought by a third party against either arising under or resulting from (a) any breach of the representations and warranties set forth in SECTION 8.1; (b) any research, development, testing, Manufacture, importation, use, offer for sale, sale or other distribution of any Product by DOV or any of its Affiliates, contract manufacturers or sublicensees (including product liability claims;) or (c) failure of DOV or any of its Affiliates, contract manufacturers or sublicensees to comply with any provision of this Agreement, or with any applicable law, regulation or administrative decision relating to the Product, except in each case to the extent caused by the negligence or willful misconduct of Biovail. Such indemnification shall not apply to the extent the liability (i) results from the invalidity of any Biovail patent or other intellectual property or (ii) is based upon entering into including execution and delivery of this Agreement.

      SECTION 9.3. SUBROGATION. If any indemnified Party intends to claim indemnification under this ARTICLE IX it shall promptly notify the other Party in writing of such alleged claim. The indemnifying Party shall have the sole right to control the defense and settlement thereof. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this ARTICLE IX. The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party. In addition, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third Party, and such indemnified Party hereby assigns to the indemnifying Party all claims, causes of action and other rights that the indemnified Party may then have against any third party, including Affiliates and sublicensees and, in the case of DOV, against any contract manufacturer of the Product, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that any Party shall fail to perform its indemnification obligations under SECTION 9.1 or SECTION 9.2, such Party owing a duty of indemnification hereby assigns to the indemnified Party to whom indemnification is owed all claims, cause of action and other rights that the Party owing such duty may then have against any third party, including Affiliates and sublicensees with respect to the claim, suit or proceeding.

      SECTION 9.4. INSURANCE.

                  (a) Biovail shall maintain comprehensive general liability insurance, product liability insurance as well as other types of insurance in type and amount considered to be reasonable and prudent given the types of risks involved in the research, formulation, regulatory work, Manufacturing and Marketing of the Product. Biovail shall maintain such coverage with one or more third party commercial insurance carriers for the term of this Agreement plus the period of any applicable statutory limitation. Biovail shall cause DOV to be named as an additional insured on all such policies, at DOV's expense, and provide DOV with copies of the endorsements to such policies naming DOV as an additional insured. Biovail shall instruct its insurance carriers providing such coverage to notify DOV in writing of any material change in coverage provided by such policies.

                  (b) DOV shall maintain comprehensive general liability insurance in type and amount considered to be reasonable and prudent given the types of risks involved in the development and clinical trials of similar products. DOV shall maintain such coverage with one or more third party commercial insurance carriers. DOV shall, at the request of Biovail and at Biovail's expense, cause Biovail to be named as an additional insured on all such policies and provide Biovail with copies of the endorsements to such policies naming Biovail as an additional insured. DOV shall instruct its insurance carriers providing such coverage to notify Biovail in writing of any material change in coverage provided by such policies.

                           ARTICLE X - CONFIDENTIALITY

      SECTION 10.1. NON-USE AND NON-DISCLOSURE. DOV and Biovail acknowledge and agree that the other Party's Confidential Information is confidential and proprietary to the disclosing Party. Without the consent of the other, the receiving Party shall not use or disclose to any third party the disclosing Party's Confidential Information for any purpose other than as permitted or required hereunder, provided that each Party may on a need-to-know basis disclose Supporting Data to its respective Affiliates or sublicensees or potential sublicensees provided thateach such recipient executes a non-use and non-disclosure agreement with terms comparable to the terms hereof. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other Party's Confidential Information as it applies to the protection of its own Confidential Information of like value.

      SECTION 10.2. PUBLICATIONS. Prior to the publication or presentation of any information or data arising from the Development Program, the publishing Party shall submit to the other Party a summary of the proposed publication or presentation at least 60 days prior to the submission thereof for publication or presentation to provide the reviewing Party with an opportunity to review and comment on the contents of the proposed publication or presentation, and to identify any Confidential Information of the reviewing Party to be deleted from the proposed publication or presentation. The reviewing Party shall provide any comments to the publishing Party or identify any of the reviewing Party's Confidential Information to be deleted from the proposed publication or presentation within 30 days of receipt of the proposed publication or presentation. If so requested by the reviewing Party, the publishing Party shall delete any of the reviewing Party's Confidential Information and shall delay publication up to an additional 60 days to allow the reviewing Party to take such measures as it deems appropriate to establish and preserve its proprietary rights. If the reviewing Patty fails to comment within the 30 day review period, the publishing Party shall be free to proceed with publication or presentation.

      SECTION 10.3. EXCLUSIONS. Information shall not be considered Confidential Information hereunder if it:

                  (a) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving Party provided that Confidential Information shall not be deemed to have entered the public domain by reason of its having been filed with any Regulatory Authority;

                  (b) was, or becomes, available to the receiving Party from a source other than the disclosing Party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing Party with respect to it;

                  (c) is independently developed by or for the receiving Party without use of the Confidential Information;

                  (d) is made available on an unrestricted basis by the disclosing Party to a third party unaffiliated with the disclosing Party;

                  (e) legally is required to be disclosed provided that the receiving Party shall give reasonable notice to the disclosing Party of such requirement and shall cooperate with the disclosing Party in reasonable legal efforts to limit or mitigate any such disclosure so as to preserve the proprietary nature of any Confidential Information contained therein; or

                  (f) is clinical information or data reasonably required for the Marketing of the Product.

      SECTION 10:4. DURATION; SURVIVING OBLIGATION. Each Party's obligations of non-use and non-disclosure of the other Party's Confidential Information shall apply during the term of this Agreement and shall also survive for seven years its termination or expiration for any reason.

      SECTION 10.5. INJUNCTIVE RELIEF. Damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in this ARTICLE X and accordingly either Party shall be entitled to seek injunctive relief with respect to such breach, including specific performance or an order enjoining the breaching Party from any threatened, or from the continuation of any actual breach of such covenants, promises or agreements. The rights set forth in this SECTION 10.5 shall be in addition to any other rights that either DOV or Biovail may have at law or in equity.

                           ARTICLE XL - FORCE MAJEURE

      SECTION 11.1. DEFINITION AND NOTICE. "FORCE MAJEURE" means any event, not existing as of the date hereof and not reasonably within the control of the Parties as of such date that materially prevents or makes commercially unreasonable one Party's performance of its obligations under this Agreement other than obligations to render statements and make payments pursuant to the provisions of this Agreement. Force Majeure shall include fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies. A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

      SECTION 11.2. SUSPENSION OF PERFORMANCE. After an affected Party has given notice under SECTION 11.1, that Party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance. The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.

      SECTION 11.3. TERMINATION. If the period of Force Majeure continues for more than one year, either Party may terminate this Agreement upon giving notice to the other Party without incurring liability other than the obligation to make payments due to such date.

                       ARTICLE XII - TERM AND TERMINATION

      SECTION 12.1. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and unless earlier terminated in accordance with the provisions of this ARTICLE XII shall continue in full force and effect until expiration of the DOV Patent and any extension and, unless a Party gives notice of termination after such expiration, from year to year thereafter.

      SECTION 12.2. TERMINATION AND OTHER REMEDIES FOR DEFAULT.

                  (a) DOV shall have the right to terminate this Agreement if

                        (i) Biovail has not made a commercial sale of the
            Product within six months following the grant of Marketing Authorization or otherwise fails to meet its obligations under
            SECTION 4.1 with respect to obtaining Marketing Authorization or Marketing the Product, provided that in such case DOV shall pay Biovail [***]% of the Net Sales of the Product up to the Development Costs contributed by Biovail pursuant to SECTION 3.4;

                        (ii) Marketing Authorization has not been obtained with
            five years of the date hereof;

                        (iii) clinical trials for an extended release
            formulation of the Product with either anti-angina or hypertension-suppressing indications using DOV Intellectual Property
            (A) are not conducted on a commercially reasonable schedule within 24 months of the date hereof owing to the failure to secure a Committee determination opposed by the Biovail members but favored by the DOV members to conduct such trials or establish such a schedule or (B) once conducted are suspended over objection of the Biovail members for more than six months owing to litigation or threat thereof challenging Biovail's right to carry out its obligations hereunder;

                        (iv) Biovail defaults with respect to any other material
            obligation including any obligations set forth in SECTIONS 3.4, 5.2 and 5.3, provided that DOV shall pay Biovail the excess if any of [***]% of Net Sales of the Product up to the Development Costs contributed by Biovail pursuant to SECTION 3.4 over the payments owing to DOV pursuant to SECTIONS 3.4, 5.2 and 5.3;

      provided further that in each above case, DOV shall notify Biovail in writing specifying the nature of Biovail's non-compliance and Biovail shall have 30 days following receipt of such notice to cure such non-compliance and if such non-compliance is not cured within such period, DOV may by written notice terminate this Agreement.

                  (b) If DOV defaults under any provision of this Agreement, and fails to remedy such default within 60 days after receipt by DOV of Biovail's written notice thereof, Biovail may by notice to DOV suspend its obligation to pay royalties under this


----------
[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

      Agreement during the pendancy of such default. No such suspension shall affect the license herein granted. Biovail shall also have the right, in the case of a default by DOV under SECTIONS 3.4, 3.5 or 3.6, to reduce royalties payable to DOV up to amount of Development Costs contributed by Biovail pursuant to SECTION 3.4.

      SECTION 12.3. TERMINATION FOR BANKRUPTCY. If Biovail becomes insolvent or bankrupt, makes any assignment for the benefit of creditors, fails generally to pay its debts as they become due, is adjudged bankrupt, or if a receiver, custodian, or trustee of Biovail's property or a major part of its property is appointed, or if any other proceeding for relief under any bankruptcy law or similar law for the relief of debtors is instituted by or against Biovail and, if instituted against Biovail, is consented to or not dismissed within 60 days after such institution, this Agreement and the licenses herein granted may be terminated by notice in writing from DOV.

      SECTION 12.4. FURTHER EFFECT OF TERMINATION OR EXPIRATION. Upon any termination of this Agreement or of any rights granted by this Agreement, the following additional provisions shall apply:

                  (a) Biovail shall promptly make any payment unpaid but earned under SECTION 5.2 or SECTION 5.3.

                  (b) Biovail and its Affiliates and Sublicensees shall have the right to sell any remaining inventory of finished Products in the ordinary course of business, subject to the payment of royalties hereunder and until such inventory can be reasonably transferred to DOV.

                  (c) Promptly after termination of this Agreement, each receiving Party shall return to each disclosing Party all of such disclosing Party's Confidential Information, or at the request of the disclosing Party, shall destroy such Confidential Information and shall certify such destruction in writing to the disclosing Party.

                  (d) The license granted under SECTION 2.1 shall revert to DOV, in such event, Biovail shall, to the extent permitted by law, assign to DOV any Marketing Authorizations for the Product and name DOV as the applicant for all active investigatory new drug applications, new drug applications and abbreviated new drug applications, as applicable, and take all necessary actions with the appropriate Regulatory Authorities to effect such assignment to DOV.

                  (e) The Parties' respective rights and obligations under
      SECTION 12.4, ARTICLE VI (Regulatory Matters), SECTIONS 7.1, 7.2, 7.3, 7.7, ARTICLES IX (Indemnification), X (Confidentiality), XIII (Dispute Resolution) and XV(Miscellaneous) shall survive termination of this Agreement.

                        ARTICLE XIII - DISPUTE RESOLUTION

      SECTION 13.1. NEGOTIATION. Subject to SECTION 13.2, the Parties agree to consult and negotiate in good faith to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.

      SECTION 13.2. RESERVATION FOR LITIGATION. Each Party expressly reserves the right to seek judicial relief from a court of competent jurisdiction (i) if another Party is or appears to be in violation of such other Party's obligations of non-use and non-disclosure under ARTICLE X above, including any injunction or other preliminary relief and (ii) for a claim involving ownership of the DOV Patent and interpretation of the respective rights and obligations under ARTICLE II, provided that if a Party's claim combines claims covered by both SECTION
13.1 and the foregoing, such claim may be presented to a court if the claim is otherwise arbitrable cannot, in the judgment of such court, be fairly or conveniently separated.

      SECTION 13.3. ARBITRATION. Subject to SECTION 13.2, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under SECTION 13.1 shall be settled by final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date hereof, as modified by SECTION 13.4. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be mutually agreed to by the Parties or, failing such agreement, shall be either New York, New York or Toronto, Ontario, as determined by a flip of a coin. The arbitration shall be conducted in the English language by one neutral arbitrator selected by mutual agreement of the Parties or, if such agreement is not possible within 30 days of the initial demand for such arbitration, the arbitrator shall be selected from a list of three persons provided by the AAA. The arbitrator shall have experience in the pharmaceutical industry and technology licensing.

      SECTION 13.4. SPECIAL RULES. Notwithstanding any provision to the contrary in the AAA's International Arbitration Rules, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules: (a) the arbitrators may not award or assess punitive or special or consequential damages against either Party even if in the case of special or consequential damages the Party has been advised of the possibility of such damage; and (b) each Party shall bear its own costs and expenses of the arbitration and one-half of the fees and costs of the arbitrators, subject to the right of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

      SECTION 13.5. SURVIVAL. The duty of the Parties to arbitrate any dispute, controversy or claim under this ARTICLE XIII shall survive termination of this Agreement.

                           ARTICLE XIV - MISCELLANEOUS

      SECTION 14.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions between the Parties related to this Agreement.

      SECTION 14.2. PUBLICITY. Any public announcement or disclosure by DOV or Biovail regarding the Agreement shall be mutually agreed upon by the Parties provided that either Party may disclose the terms hereof to prospective investors or make public disclosures to the extent required by state or federal securities or other law. With respect to a disclosure required by law, each Party shall to the extent practicable share the proposed disclosure in advance with the other Party and take into account in good faith the comments, if any, made by such Party provided that such comments are made in a timely manner and provided further that the disclosing Party shall retain the final decision regarding content and timing of such disclosure.

      SECTION 14.3. RELATIONSHIP. The Parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.

      SECTION 14.4. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but except pursuant to SECTION 2.2 neither DOV nor Biovail, shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party, provided that (i) a successor in interest by merger, operation of law, assignment, purchase or otherwise of Biovail's diltiazem based products, or of all or substantially all the business and assets of either shall acquire all rights and obligations of such Party hereunder without any such consent and (ii) either may transfer to an Affiliate without any such consent. Any prohibited assignment shall be null and void.

      SECTION 14.5. NO CONSEQUENTIAL DAMAGES. No Party shall be liable to the other for punitive or special or consequential damages even if in the case of special or consequential damages the Party has been advised of the possibility of such damage.

      SECTION 14.6. NOTICES. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing.

      If to Biovail, to:

      Biovail Laboratories Incorporated
      Chelston Park, Building 2
      Collymore Rock
      St. Michael BH1
      Barbados, West Indies
      Attention: Mr. Ken Cancellara,
                 Senior Vice President and General Counsel.

      With a copy to

      Biovail Corporation
      2488 Dunwin Drive
      Mississauga, Ontario L5L lJ9
      Attention: Mr. Ken Cancellara,
                 Senior Vice President and General Counsel.

      If to DOV, to:

      DOV Pharmaceutical, Inc.
      433 Hackensack Avenue
      Hackensack, New Jersey 07601
      Attention: Chief Executive Officer

      With a copy to:

      Goodwin, Procter LLP
      599 Lexington Avenue
      New York, NY 10022
      Attention: J. Robert Horton, Esq.

      SECTION 14.7. GOVERNING LAW. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

      SECTION 14.8. AMENDMENT. This Agreement may not be amended except by written agreement signed by all Parties.

      SECTION 14.9. SEVERABILITY. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions. The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

      SECTION 14.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a fax machine as the original signatures of the Parties.

      SECTION 14.11. WAIVER. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right. A waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any other breach or violation of this Agreement.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, DOV and Biovail have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        DOV PHARMACEUTICAL, INC.

                                        By: /s/ Arnold Lippa
                                            ------------------------------------
                                            Name: Arnold Lippa
                                            Title: Chief Executive Officer


                                        BIOVAIL LABORATORIES INCORPORATED,

                                        By: ____________________________________
                                            Name: Eugene Melnyk
                                            Title: President

      IN WITNESS WHEREOF, DOV and Biovail have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        DOV PHARMACEUTICAL, INC.

                                        By: /s/ Arnold Lippa
                                            ------------------------------------
                                            Name: Arnold Lipppa
                                            Title: CEO


                                        BIOVAIL LABORATORIES INCORPORATED,

                                        By: ____________________________________
                                            Name:
                                            Title:

      IN WITNESS WHEREOF, DOV and Biovail have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        DOV PHARMACEUTICAL, INC.

                                        By: ____________________________________
                                            Name:
                                            Title:


                                        BIOVAIL LABORATORIES INCORPORATED,

                                        By: /s/ Eugene Melnyk
                                            ------------------------------------
                                            Name: Eugene Melnyk
                                            Title: President

      Products for the treatment of hypertension and angina currently marketed or under development by or for Biovail Laboratories Limited or its Affiliates.

      The following list of products is delivered as the list contemplated by Section |X| of the License Agreement of January 12, 2001 between Biovail Laboratories Limited and DOV Pharmaceutical, Inc. [***]


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[***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange
Commission.